Registration Statement No. 333- As filed with the Securities and Exchange Commission on August 21, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DEL TORO SILVER CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

1000
(Primary Standard Industrial Classification Code Number)

98-0515290
(I.R.S. Employer Identification Number)

400 – 409 Granville Street
Vancouver, British Columbia V6C 1T2 Canada
Telephone: (604) 678-2531
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Business First Formations, Inc.
3702 South Virginia Street, Suite G12-401
Reno, Nevada 89502
(775) 338-2598
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With Copies To:

Clark Wilson LLP
Barristers and Solicitors
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia V6C 3H1 Canada
Telephone: (604) 687-5700

From time to time after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the
same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list
the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list
the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2),(3)	Proposed Maximum Aggregate Offering Price(2),(3)	Amount of Registration Fee(3)
Common Stock to be offered for resale by selling stockholders	1,055,135	$0.25	$263,783.75	$14.72
Common Stock to be offered for resale by selling stockholders upon exercise of share purchase warrants	1,055,135	$0.25	$263,783.75	$14.72
Total	2,110,270	$0.25	$527,567.50	$29.44

(1)

An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 under the Securities Act of 1933 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416.

(2)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

(3)

Based on the average of the last reported bid and ask price per share ($0.15 bid; $0.35 ask) for the registrant’s common stock on August 20, 2009, as reported by Financial Industry Regulatory Authority’s OTC Bulletin Board.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August 21, 2009

Prospectus

2,110,270 Shares

Del Toro Silver Corp.

Common Stock

_________________________________

The selling stockholders identified in this prospectus may offer and sell up to 2,110,270 shares of our common stock consisting of:

  up to 1,055,135 shares of our common stock; and

  up to 1,055,135 shares of our common stock that may be issued upon exercise of share purchase warrants.

The shares and share purchase warrants were acquired by the selling stockholders directly from our company in a private placement offering that was exempt from the registration requirements of the Securities Act of 1933.

The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Our common stock is quoted on the Financial Industry Regulatory Authority’s OTC Bulletin Board under the symbol “DTOR.OB”. On August 20, 2009, the closing sale price for our common stock as reported by the OTC Bulletin Board was $0.26 per share.

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We may, however, receive proceeds upon exercise of the share purchase warrants by the selling stockholders and we will use these proceeds for general working capital purposes. We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsels applicable to the sale of their shares.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 21, 2009.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

As used in this prospectus, the terms “we”, “us”, “our”, and “Del Toro” mean Del Toro Silver Corp., unless the context clearly requires otherwise. In this prospectus, unless otherwise specified, all dollar amounts are expressed in United States dollars.

PROSPECTUS SUMMARY

Our Business

We were incorporated under the laws of the state of Nevada on January 9, 2006. We are an exploration stage mineral company. We own a 50% undivided interest in the Dos Naciones Project Property (the “Property”), located in the state of Sonora, Mexico. We also intend to acquire additional mineral claims in the future. Our current business focus is to conduct exploration activities on our Dos Naciones Project Property, exercise the Option under the Option Agreement with Yale and subsequently enter into the Joint Venture Agreement with Yale. The Dos Naciones Property is located approximately 140 km north northeast of the city of Hermosillo, in north-central Sonora, Mexico and is approximately 75 km southwest of the important Cananea mining district. The Dos Naciones property is comprised of one mineral concession that covers approximately 2,391 hectares.

At April 30, 2009, we had cash of $17,426 and a working capital deficit of $110,896. From our inception to April 30, 2009, we incurred a net loss of $228,753. We have no revenues, have achieved losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. Accordingly, we will be dependent on future additional financing in order to seek other business opportunities in the mining industry or new business opportunities. We are considered an exploration stage company as we are involved in the examination and investigation of the mineral property that we believe may contain valuable minerals, for the purpose of discovering the presence of ore, if any, and its extent. Since we are an exploration stage company, there is no assurance that a commercially viable mineral deposit exists on our property, and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our exploration is determined. We have no known reserves of any type of mineral. To date, we have not discovered an economically viable mineral deposit on the mineral property, and there is no assurance that we will discover one.

Our head office is located at 400 - 409 Granville Street, Vancouver, British Columbia V6C 1T2, Canada. Our telephone number is (604) 678-2531.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 2,110,270 shares of our common stock consisting of up to 1,055,135 shares of our common stock and up to 1,055,135 shares of our common stock which may be issued upon the exercise of the shares purchase warrants. The shares and share purchase warrants were acquired by the selling stockholders directly from our company in a private placement offering that was completed on June 30, 2009.

Number of Shares Outstanding

There were 9,835,135 shares of our common stock issued and outstanding as at August 21, 2009.

Use of Proceeds

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We may, however, receive proceeds upon exercise of the share purchase warrants by the selling stockholders. We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsels applicable to the sale of their shares.

Summary of Financial Data

The following information represents selected audited financial information for our company for the years ended October 31, 2008 and 2007 and selected unaudited financial information for our company for the six month period ended April 30, 2009. The summarized financial information presented below is derived from and should be read in conjunction with our audited and unaudited financial statements, as applicable, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 29 of this prospectus.

Statements of Operations Data	Six Month Period Ended April 30, 2009	Year Ended October 31, 2008	Year Ended October 31, 2007
Revenues	$Nil	$Nil	$Nil
General and Administrative Expenses	$40,148	$73,439	$57,338
Net and Comprehensive Loss	$(50,373)	$(86,666)	$(69,538)
Basic and Diluted Net Loss Per Share	$(0.01)	$(0.01)	$(0.01)

Balance Sheets Data	At April 30, 2009	At October 31, 2008	At October 31, 2007
Cash	$17,426	$225	$42,630
Working Capital (Deficit)	$(110,896)	$(46,923)	$33,986
Total Assets	$37,268	$7,095	$43,986
Total Liabilities	$130,561	$50,015	$10,000
Total Stockholders’ Equity (Deficit)	$(93,293)	$(42,920)	$33,986

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

Risks Associated with Mining

All of our properties are in the exploration stage. There is no assurance that we can establish the existence of any mineral resource on any of our properties in commercially exploitable quantities. Until we can do so, we cannot earn any revenues from operations and if we do not do so we will lose all of the funds that we expend on exploration. If we do not discover any mineral resource in a commercially exploitable quantity, our business could fail.

Despite exploration work on our mineral properties, we have not established that any of them contain any mineral reserve, nor can there be any assurance that we will be able to do so. If we do not, our business could fail.

A mineral reserve is defined by the Securities and Exchange Commission in its Industry Guide 7 (which can be viewed over the Internet at http://www.sec.gov/divisions/corpfin/forms/industry.htm#secguide7) as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. The probability of an individual prospect ever having a "reserve" that meets the requirements of the Securities and Exchange Commission's Industry Guide 7 is extremely remote; in all probability our mineral resource property does not contain any 'reserve' and any funds that we spend on exploration will probably be lost.

Even if we do eventually discover a mineral reserve on one or more of our properties, there can be no assurance that we will be able to develop our properties into producing mines and extract those resources. Both mineral exploration and development involve a high degree of risk and few properties which are explored are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the resource to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral resource unprofitable.

Mineral operations are subject to applicable law and government regulation. Even if we discover a mineral resource in a commercially exploitable quantity, these laws and regulations could restrict or prohibit the exploitation of that mineral resource. If we cannot exploit any mineral resource that we might discover on our properties, our business may fail.

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labour standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that we will be able to obtain or maintain any of the permits required for the continued exploration of our mineral properties or for the construction and operation of a mine on our properties at economically viable costs. If we cannot accomplish these objectives, our business could fail.

We believe that we are in compliance with all material laws and regulations that currently apply to our activities but there can be no assurance that we can continue to remain in compliance. Current laws and regulations could be amended and we might not be able to comply with them, as amended. Further, there can be no assurance that we will be able to obtain or maintain all permits necessary for our future operations, or that we will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of our mineral properties.

If we establish the existence of a mineral resource on any of our properties in a commercially exploitable quantity, we will require additional capital in order to develop the property into a producing mine. If we cannot raise this additional capital, we will not be able to exploit the resource, and our business could fail.

If we do discover mineral resources in commercially exploitable quantities on any of our properties, we will be required to expend substantial sums of money to establish the extent of the resource, develop processes to extract it and develop extraction and processing facilities and infrastructure. Although we may derive substantial benefits from the discovery of a major deposit, there can be no assurance that such a resource will be large enough to justify commercial operations, nor can there be any assurance that we will be able to raise the funds required for development on a timely basis. If we cannot raise the necessary capital or complete the necessary facilities and infrastructure, our business may fail.

Mineral exploration and development is subject to extraordinary operating risks. We do not currently insure against these risks. In the event of a cave-in or similar occurrence, our liability may exceed our resources, which would have an adverse impact on our company.

Mineral exploration, development and production involves many risks which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Our operations will be subject to all the hazards and risks inherent in the exploration for mineral resources and, if we discover a mineral resource in commercially exploitable quantity, our operations could be subject to all of the hazards and risks inherent in the development and production of resources, including liability for pollution, cave-ins or similar hazards against which we cannot insure or against which we may elect not to insure. Any such event could result in work stoppages and damage to property, including damage to the environment. We do not currently maintain any insurance coverage against these operating hazards. The payment of any liabilities that arise from any such occurrence would have a material adverse impact on our company.

Mineral prices are subject to dramatic and unpredictable fluctuations.

We expect to derive revenues, if any, either from the sale of our mineral resource properties or from the extraction and sale of precious and base metals such as gold, silver and copper. The price of those commodities has fluctuated widely in recent years, and is affected by numerous factors beyond our control, including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities and increased production due to new extraction developments and improved extraction and production methods. The effect of these factors on the price of base and precious metals, and therefore the economic viability of any of our exploration properties and projects, cannot accurately be predicted.

The mining industry is highly competitive and there is no assurance that we will continue to be successful in acquiring mineral claims. If we cannot continue to acquire properties to explore for mineral resources, we may be required to reduce or cease operations.

The mineral exploration, development, and production industry is largely un-integrated. We compete with other exploration companies looking for mineral resource properties. While we compete with other exploration companies in the effort to locate and acquire mineral resource properties, we will not compete with them for the removal or sales of mineral products from our properties if we should eventually discover the presence of them in quantities sufficient to make production economically feasible. Readily available markets exist worldwide for the sale of mineral products. Therefore, we will likely be able to sell any mineral products that we identify and produce.

In identifying and acquiring mineral resource properties, we compete with many companies possessing greater financial resources and technical facilities. This competition could adversely affect our ability to acquire suitable prospects for exploration in the future. Accordingly, there can be no assurance that we will acquire any interest in additional mineral resource properties that might yield reserves or result in commercial mining operations.

If our costs of exploration are greater than anticipated, then we may not be able to complete the exploration program for our Dos Naciones Property without additional financing, of which there is no assurance that we would be able to obtain.

We are proceeding with the initial stages of exploration on our Dos Naciones Property. We intend to carry out an exploration program that has been recommended by a consulting geologist. This exploration program outlines a budget for completion of the recommended exploration program. However, there is no assurance that our actual costs will not exceed the budgeted costs. Factors that could cause actual costs to exceed budgeted costs include increased prices due to competition for personnel and supplies during the exploration season, unanticipated problems in completing the exploration program and delays experienced in completing the exploration program. Increases in exploration costs could result in our not being able to carry out our exploration program without additional financing. There is no assurance that we would be able to obtain additional financing in this event.

Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.

We are in the initial stage of exploration of our mineral property, and thus have no way to evaluate the likelihood that we will be successful in establishing commercially exploitable reserves of gold, silver or other valuable minerals on our mineral property. The search for valuable minerals as a business is extremely risky. We may not find commercially exploitable reserves of gold, silver or other valuable minerals in our mineral property. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us on our exploration program may not result in the discovery of commercial quantities of ore. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. In the course of carrying out exploration of our Dos Naciones Property, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. We currently have no such insurance nor do we expect to get such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all of our assets, resulting in the loss of your entire investment in this offering.

Because access to our mineral property is often restricted by inclement weather, we may be delayed in our exploration and any future mining efforts.

Access to the mineral property is restricted to the period between August to March of each year because the period between April and July are typically rainy season in the area. We can attempt to visit, test or explore our mineral property only when weather permits such activities. These limitations can result in significant delays in exploration efforts, as well as in mining and production in the event that commercial amounts of minerals are found. Such delays can cause our business to fail.

As we undertake exploration of our mineral property, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program, which could increase our expenses.

We will be subject to the mining laws and regulations in Mexico as we carry out our exploration program. We will be required to pay mining taxes to the Mexican government. We will be required to prove our compliance with relevant Mexican environmental and workplace safety laws, regulations and standards by submitting receipts showing the purchase of equipment used for workplace safety or the prevention of pollution or the undertaking of environmental remediation projects before we are able to obtain drilling permits. If our exploration activities lead us to make a decision to go into mining production, before we initiate a major drilling program, we will have to obtain an environmental impact statement authorization. This could potentially take more than 10 months to obtain and could potentially be refused. New regulations, if any, could increase our time and costs of doing business and prevent us from carrying out our exploration program. These factors could prevent us from becoming profitable.

Because our executive officers have limited experience in mineral exploration and do not have formal training specific to the technicalities of mineral exploration, there is a higher risk that our business will fail.

Our executive officers have limited experience in mineral exploration and do not have formal training as geologists or in the technical aspects of management of a mineral resource exploration company. As a result of this inexperience, there is a higher risk of our being unable to complete our business plan for the exploration of our mineral property. With no direct training or experience in these areas, our management may not be fully aware of many of the specific requirements related to working within this industry. Our decisions and choices may not take into account standard engineering or managerial approaches mineral resource exploration companies commonly use. Consequently, the lack of training and experience of our management in this industry could result in management making decisions that could result in a reduced likelihood of our being able to locate commercially exploitable reserves on our mineral property with the result that we would not be able to achieve revenues or raise further financing to continue exploration activities. In addition, we will have to rely on the technical services of others with expertise in geological exploration in order for us to carry our planned exploration program. If we are unable to contract for the services of such individuals, it will make it difficult and maybe impossible to pursue our business plan. There is thus a higher risk that our operations, earnings and ultimate financial success could suffer irreparable harm and our business will likely fail.

Because our executive officers have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operation, causing our business to fail.

Mark Mcleary our President and Chief Executive Officer devotes approximately 50% of his working time on providing management services to us and Ezra Jimenez our Chief Financial Officer devotes approximately 25% of his working time on providing management services to us. If the demands on our executive officers from their other obligations increase, they may no longer be able to devote sufficient time to the management of our business. This could negatively impact our business development.

Risks Related to Our Company

We have a limited operating history on which to base an evaluation of our business and prospects.

We have been in the business of exploring mineral resource properties since January 2006 and we have not yet located any mineral reserve. As a result, we have never had any revenues from our operations. In addition, our operating history has been restricted to the acquisition and exploration of our mineral properties and this does not provide a meaningful basis for an evaluation of our prospects if we ever determine that we have a mineral reserve and commence the construction and operation of a mine. We have no way to evaluate the likelihood of whether our mineral properties contain any mineral reserve or, if they do that we will be able to build or operate a mine successfully. We anticipate that we will continue to incur operating costs without realizing any revenues during the period when we are exploring our properties. We therefore expect to continue to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from mining operations and any dispositions of our properties, we will not be able to earn profits or continue operations. At this early stage of our operation, we also expect to face the risks, uncertainties, expenses and difficulties frequently encountered by companies at the start up stage of their business development. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition. There is no history upon which to base any assumption as to the likelihood that we will prove successful and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

The fact that we have not earned any operating revenues since our incorporation raises substantial doubt about our ability to continue to explore our mineral properties as a going concern.

We have not generated any revenue from operations since our incorporation and we anticipate that we will continue to incur operating expenses without revenues unless and until we are able to identify a mineral resource in a commercially exploitable quantity on one or more of our mineral properties and we build and operate a mine. At April 30, 2009, we had working capital deficit of $110,896. We incurred a net loss of $37,236 for the three month period ended April 30, 2009 and $228,753 since inception. We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete. If our exploration programs are successful in discovering reserves of commercial tonnage and grade, we will require significant additional funds in order to place the Dos Naciones Property into commercial production .Should the results of our planned exploration require us to increase our current operating budget, we may have to raise additional funds to meet our currently budgeted operating requirements for the next 12 months. As we cannot assure a lender that we will be able to successfully explore and develop our mineral properties, we will probably find it difficult to raise debt financing from traditional lending sources. We have traditionally raised our operating capital from sales of equity and debt securities, but there can be no assurance that we will continue to be able to do so. If we cannot raise the money that we need to continue exploration of our mineral properties, we may be forced to delay, scale back, or eliminate our exploration activities. If any of these were to occur, there is a substantial risk that our business would fail.

These circumstances lead our independent registered public accounting firm, in their report dated January 15, 2009, to comment about our company’s ability to continue as a going concern. When an auditor issues a going concern opinion, the auditor has substantial doubt that the company will continue to operate indefinitely and not go out of business and liquidate its assets. These conditions raise substantial doubt about our company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event our company cannot continue in existence. We continue to experience net operating losses.

All of our assets and all of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

All of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, all of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers and directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under United States federal and state securities laws against us or our officers and directors.

Risks Associated with Our Common Stock

Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on the OTC Bulletin Board service of the Financial Industry Regulatory Authority. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like Amex. Accordingly, shareholders may have difficulty reselling any of their shares.

Our stock is a penny stock. Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

The Financial Industry Regulatory Authority sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority, which we refer to as FINRA, has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for shares of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements are projections of events, revenues, income, future economic performance or management’s plans and objectives for future operations. In some cases, you can identify forward-looking statements by the use of terminology such as "may", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential" or "continue" or the negative of these terms or other comparable terminology. Examples of forward-looking statements made in this prospectus include statements about:

  Our future exploration programs and results; and

  Our future capital expenditures.

These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including:

  risks and uncertainties relating to the interpretation of sampling results, the geology, grade and continuity of mineral deposits;

  risks and uncertainties that results of initial sampling and mapping will not be consistent with our expectations;

  mining and development risks, including risks related to accidents, equipment breakdowns, labor disputes or other unanticipated difficulties with or interruptions in production;

  the potential for delays in exploration activities;

  risks related to the inherent uncertainty of cost estimates and the potential for unexpected costs and expenses;

  risks related to commodity price fluctuations;

  the uncertainty of profitability based upon our limited history;

  risks related to failure to obtain adequate financing on a timely basis and on acceptable terms for our planned exploration project;

  risks related to environmental regulation and liability;

  risks that the amounts reserved or allocated for environmental compliance, reclamation, post- closure control measures, monitoring and on-going maintenance may not be sufficient to cover such costs;

  risks related to tax assessments;

  political and regulatory risks associated with mining development and exploration; and

  other risks and uncertainties related to our mineral property and business strategy.

Any of these risks could cause our company’s or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements contained in this prospectus.

While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

THE OFFERING

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 2,110,270 shares of our common stock consisting of up to 1,055,135 shares of our common stock and up to 1,055,135 shares of our common stock which may be issued upon the exercise of the shares purchase warrants. The shares and share purchase warrants were acquired by the selling stockholders directly from our company in a private placement offering that was completed on June 30, 2009.

On June 30, 2009, we completed a private placement of 1,055,135 units at a price of $0.15 per unit to twenty offshore investors, with each unit consisting of one share of our common stock and one share purchase warrant, for gross proceeds of approximately $158,270. Each warrant entitles the holder thereof to purchase one additional share of our common stock at a price of $0.30 per share for a period of two years expiring on June 30, 2011. We issued the securities to twenty subscribers, each of whom represented that he, she or it was not a “U.S. person” (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We may, however, receive proceeds upon exercise of the share purchase warrants by the selling stockholders and we intend to use these proceeds to fund our exploration program and payments required to Yale Resources Ltd. under the Option Agreement. We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsels applicable to the sale of their shares.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of shares of our common stock issued and shares of our common stock that may be issued upon exercise of the share purchase warrants. Because the selling stockholders may offer and sell all or only some portion of the 2,110,270 shares of common stock covered by this prospectus, the numbers in the table below representing the amount and percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering are only estimates based on the assumption that each selling stockholder will sell all of his, her, or its shares of common stock to be offered in the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock by the selling stockholders as of August 21, 2009 and the number of shares of our common stock being offered pursuant to this prospectus. Except as otherwise described below, we believe that the selling stockholders have sole voting and investment powers over their shares.

Other than the relationships described below, none of the selling stockholders had or have any position or office, or other material relationship with us or any of our affiliates over the past three years. To our knowledge, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer. Each of the selling stockholders has represented to our company that he, she, or it acquired the shares for investment only and not with a view to resale or distribution and acquired the shares as principal for his, her or its own account.

We may require the selling stockholders to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

Name of Selling Stockholder	Shares Owned by the Selling Stockholder before the Offering(1)	Total Shares to Be Offered in the Offering	Number of Shares to Be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding(1),(2)
			# of Shares	% of Class
Apella Resources Inc.(3)	133,334	133,334	Nil	0%
Asia Asset Management Inc.(4)	60,000	60,000	Nil	0%
Barry Jeboult	60,000	60,000	Nil	0%
Cliff Ronning	60,000	60,000	Nil	0%
David Newton	160,000	160,000	Nil	0%
Donald M. Clark	20,000	20,000	Nil	0%
Edgar Smith	40,000	40,000	Nil	0%
Harminder S. Sian	140,000	140,000	Nil	0%
Iqbal S. Bains	60,000	60,000	Nil	0%
Kirk McLean	100,000	100,000	Nil	0%
Michael Smedstad	120,000	120,000	Nil	0%
Mandeep Pandher	33,600	33,600	Nil	0%
Narvinder S. Virk	266,668	266,668	Nil	0%
Pathfinder Wealth Management Inc.(5)	200,000	200,000	Nil	0%
Patrick Carruthers	200,000	200,000	Nil	0%
Ravdeep Sidhu	60,000	60,000	Nil	0%
Ronald & Wendy Collins	173,334	173,334	Nil	0%
Roy Schultz	133,334	133,334	Nil	0%
Stephen Smith	30,000	30,000	Nil	0%
Westside Holdings Ltd.(6)	60,000	60,000	Nil	0%
Totals	2,110,270	2,110,270	Nil	0%

Notes
(1)

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2)	Based on 9,835,135 shares of our common stock issued and outstanding as of August 21, 2009.
(3)	Patrick O’Brien exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Apella Resources Inc.

(4)	Munir Ali exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Asia Asset Management Inc.
(5)	Trevor Isseld exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Pathfinder Wealth Management Inc.
(6)	Karn Bahd exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Westside Holdings Ltd.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of our common stock on any market upon which our common stock may be listed or quoted (currently the Financial Industry Regulatory Authority’s OTC Bulletin Board ), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of our common stock being offered for resale pursuant to this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

1.

block trades in which the broker or dealer so engaged will attempt to sell the shares of our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

3.	an exchange distribution in accordance with the rules of the exchange or quotation system;

4.	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

5.	privately negotiated transactions;

6.	market sales (both long and short to the extent permitted under the federal securities laws);

7.	at the market to or through market makers or into an existing market for the shares;

8.	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

9.	a combination of any aforementioned methods of sale.

In the event of the transfer by any of the selling stockholders of his, her, or its shares of our common stock or share purchase warrants to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of our common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of our common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of our common stock as principal may thereafter resell the shares of our common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resale, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time, any of the selling stockholders may pledge shares of our common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling stockholder, his, her, or its broker may offer and sell the pledged shares of our common stock from time to time. Upon a sale of the shares of our common stock, we believe that the selling stockholders will comply with the prospectus delivery requirements under the Securities Act of 1933 by delivering a prospectus to each purchaser in the transaction. We will file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act of 1933, a post effective amendment to the registration statement of which this prospectus forms a part will be filed disclosing the name of any broker-dealers, the number of shares of our common stock involved, the price at which our common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of our common stock.

All expenses for the prospectus and related registration statement including legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of our common stock being offered pursuant to this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 100,000,000 shares of preferred stock, with a par value of $0.001 per share. As of August 21, 2009, there were 9,835,135 shares of our common stock issued and outstanding held by 34 holders of record of our common stock. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or as provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock possess all voting power. According to our bylaws, generally, when a quorum is present or represented at any meeting of stockholders, the affirmative vote of the majority (plurality, in the case of the election of directors) of the votes cast, by the holders of shares of our common stock is sufficient to elect members of our board of directors or to decide any question brought before such meeting, subject to any voting rights granted to holders of any preferred stock. According to our bylaws, generally, the presence, in person or by proxy duly authorized, of the holder or holders of not less than 1% of the outstanding shares of our common stock constitutes a quorum for the transaction of business, subject to any voting rights granted to holders of any preferred stock. Our articles of incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, upon liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of common stock are entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding the common stock.

Preferred Stock

Our preferred stock may be divided into and issued in series. Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of our preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares;

(e)	the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(f)

voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)

subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the state of Nevada.

We must not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of our common stock, or other class of stock junior to our preferred stock as to dividends or upon liquidation) in respect of our common stock or other class of stock junior to our preferred stock, nor must we redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of our preferred stock for the current period (and in the case of cumulative dividends, if any, payable to holders of our preferred stock for the current period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payment, in accordance with the terms of our preferred stock, as fixed by our board of directors.

In the event of the liquidation of our company, holders of our preferred stock will be entitled to receive, before any payment or distribution on our common stock or any other class of stock junior to our preferred stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such preferred stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such preferred stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of our company, nor any consolidation or merger of our company, will be deemed to be a liquidation.

Warrants

As of August 21, 2009, we have 1,055,135 share purchase warrants outstanding. Each warrant entitles the holder thereof to purchase one additional share of our common stock at a price of $0.30 per share for a period of two years expiring on June 30, 2011.

Options

There are no outstanding options to purchase our securities. We may, however, in the future grant such options and/or establish an incentive stock option plan for our directors, employees and consultants.

Convertible Securities

Other than 1,055,135 share purchase warrants, there are no outstanding securities convertible into shares of our common stock or rights convertible or exchangeable into shares of our common stock. We may, however, issue such convertible or exchangeable securities in the future.

Change of Control

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company.

EXPERTS AND COUNSEL

The financial statements of our company included in this prospectus have been audited by MacKay LLP, Chartered Accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere in the prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Our consulting geologist David J. Pawliuk prepared a report entitled “Technical Report for Dos Naciones Project” dated March 25, 2009. Mr. Pawliuk’s consent to the inclusion of geological information from the report is attached to the registration statement of which this prospectus forms a part as an exhibit.

Clark Wilson LLP, of Suite 800 - 885 West Georgia Street, Vancouver, British Columbia, Canada has provided an opinion on the validity of the shares of our common stock that are being offered pursuant to this prospectus.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert named in the registration statement of which this prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this prospectus as having given an opinion upon the validity of the securities being offered pursuant to this prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

INFORMATION WITH RESPECT TO OUR COMPANY

DESCRIPTION OF BUSINESS

General

We were incorporated under the laws of the state of Nevada on January 9, 2006. We are an exploration stage mineral company. We own a 50% undivided interest in the Dos Naciones Project Property, located in the state of Sonora, Mexico. We also intend to acquire additional mineral claims in the future. Previously, we had entered into a property option agreement dated August 25, 2006 (the “King Property Option Agreement”) with Carl von Einsiedel pursuant to which we received a right and option to acquire a 100% interest in and to the King claims. On January 15, 2008 Del Toro amended the King Property Option Agreement. The Amended King Property Option Agreement was entered into for the purpose of increasing the number of claims covered by the option agreement including two (2) additional mining claims located in the Iskut River region in northwestern British Columbia: tenure numbers 552025 and 552026. We entered into a termination agreement dated December 3, 2008 with Carl von Einsiedel (the “Termination Agreement”) and effective as of October 31, 2008. Pursuant to the terms of the Termination Agreement the parties agreed to terminate the King Property Option Agreement and any amendments thereto. Both parties have released each other from any and all obligations and liabilities pursuant to the King Property Option Agreement. To date, our activities have been limited to organizational matters, obtaining a geology report on the King claims and conducting our exploration program on the King Claims. Our company is quoted for trading on the OTC Bulletin Board under the stock symbol “DTOR.OB”.

On July 7, 2009, we entered into a property option agreement (the “Option Agreement”) with Yale Resources Ltd., (“Yale”) pursuant to which we acquired a 50% undivided interest, and an option (the “Option”) to acquire a further 30% interest in, the Dos Naciones Project Property (the “Property”), located in state of Sonora, Mexico. In consideration of the transfer of a 50% undivided interest in the Property, we agreed to pay a purchase price of CDN$35,000. To exercise the Option to acquire a further 30% interest in the Property, we are required to issue securities of Del Toro and fund exploration, development and other expenditures (the “Expenditures”) on the Property in the following manner:

(i)

on or before July 7, 2010, we are required to issue 200,000 restricted shares of our common stock to Yale and fund expenditures on the exploration program on the Property in the minimum amount of CDN$150,000;

(ii)

on or before July 7, 2011, we are required to issue 250,000 restricted shares of common stock of Del Toro to Yale and fund expenditures on the exploration program on the Property in the minimum amount of CDN$250,000; and

(iii)

on or before July 7, 2012, we are required to issue 350,000 restricted shares of common stock of Del Toro to Yale and fund expenditures on the exploration program on the Property in the minimum amount of CDN$400,000.

During the term of the Option Agreement, if at any time prior to the exercise of the Option any of the following events occur then Yale will have the right to purchase all of our interest in the Property for CDN$17,500 (the “Option Period”):

(i)	Del Toro provides notice that it does not intend to exercise the Option;

(ii)	Del Toro is in material default of the Option Agreement for a period of 30 days after receiving a default notice from Yale;

(iii)	Del Toro fails to implement Phase I of the work program within six months of July 7, 2009;

(iv)	Del Toro fails to make the Expenditures or make an equivalent payment to Yale in lieu of the Expenditures.

If we exercise the Option, the parties will be deemed to enter into a joint venture agreement with Yale (the “Joint Venture Agreement”) in accordance with the terms of the Option Agreement.

Following closing of the Option Agreement with Yale, we intend to focus our business on pursuing a three phase exploration program on the Dos Naciones property. On July 28, 2009, we changed our name to “Del Toro Silver Corp.” from “Candev Resource Exploration, Inc.”. In connection with the name change our stock symbol on the OTC Bulletin Board was changed to “DTOR.OB”. We also changed the address of our head office to 400 - 409 Granville Street Vancouver, British Columbia V6C 1T2.

We have no revenues, have achieved losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. Accordingly, we will be dependent on future additional financing in order to seek other business opportunities in the mining industry or new business opportunities. We are considered an exploration stage company as we are involved in the examination and investigation of the mineral property that we believe may contain valuable minerals, for the purpose of discovering the presence of ore, if any, and its extent. Since we are an exploration stage company, there is no assurance that a commercially viable mineral deposit exists on our property, and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our exploration is determined. We have no known reserves of any type of mineral. To date, we have not discovered an economically viable mineral deposit on the mineral property, and there is no assurance that we will discover one.

Our Current Business

Our current business focus is to conduct exploration activities on our Dos Naciones Project Property, exercise the Option under the Option Agreement with Yale and subsequently enter into the Joint Venture Agreement with Yale. The Dos Naciones Property is located approximately 140 km north northeast of the city of Hermosillo, in north-central Sonora, Mexico and is approximately 75 km southwest of the important Cananea mining district. The Dos

Naciones property is comprised of one mineral concession that covers approximately 2,391 hectares. See “Description of Property”, below.

Del Toro received a technical report dated March 25, 2009 from its consulting geologist David J. Pawliuk respecting the Dos Naciones property. Pursuant to the report, Mr. Pawliuk recommended a three phase exploration program on the Dos Naciones property to explore potential mineralization on the property. The report found that Dos Naciones property hosts different styles of significant metallic mineralization and that economic concentrations of silver and lead occur in quartz veins at both the Josefina and the Dos Naciones occurrence areas within the property. See “Technical Report” below.

We intend to conduct a three phase exploration program on the Dos Naciones property at an aggregate estimated cost of $450,000. The first phase of our exploration program is intended to commence in September, 2009 and is anticipated to cost approximately $53,500. This phase is expected to consist of detailed geological mapping, hand trenching and prospecting. If the results of the first phase of our exploration program warrant the continuation into the second phase of the program, we intend to conduct the second phase of the program consisting of diamond drilling and IP surveys of the entire property. This phase is anticipated to cost approximately $174,000. If the results of the second phase of our exploration program warrant the continuation into the third phase of the program, we intend to conduct the third phase of the program consisting of further diamond drilling of identified IP anomalies from Phase II at an estimated cost of $180,000. See “Plan of Operation”, below.

We have not commenced our planned exploration program on the Dos Naciones property. Our plan of operation is to carry out exploration work on our Dos Naciones Project Property in order to ascertain whether it possesses commercially exploitable quantities of gold, silver, and other metals. We intend to primarily explore for gold, silver, and copper but if we discover that our mineral property holds potential for other minerals that our management determines are worth exploring further, then we intend to explore for those other minerals. We will not be able to determine whether or not the Dos Naciones Project Property contains a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work indicates economic viability.

Mineral property exploration is typically conducted in phases. Each subsequent phase of exploration work is recommended by a geologist based on the results from the most recent phase of exploration. We have not yet commenced the initial phase of exploration on our property. Once we complete each phase of exploration, we will make a decision as to whether or not we proceed with each successive phase based upon the analysis of the results of that program. Our management will make these decisions based upon the recommendations of the independent geologist who oversees the program and records the results.

Competition

We are a new junior mineral resource exploration company. We were incorporated on January 9, 2006 and our operations are not well-established. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to achieve the financing necessary for us to conduct further exploration of our mineral properties.

We will also compete with other junior mineral resource exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral resource exploration companies. The presence of competing junior mineral resource exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We will also compete with other junior and senior mineral resource exploration companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

Compliance with Government Regulation

In Mexico, mineral resources belong to the Mexican nation and all mining activity requires a concession from the federal government. A concession is granted over free land, pursuant to the first in time, first right principle, which establishes that the first person to request a concession over a portion of land will have the right to the same, provided all other requirements under the Mining Law of Mexico and its associated regulations are met.

A concession owner can perform:

  exploration works on the ground to identify mineral deposits and quantifying and evaluating economically viable reserves and accordingly perform work to develop areas containing mineral deposits; and

  exploitation works to detach and extract minerals from such deposits.

Only Mexican nationals or legal entities incorporated under Mexican law may hold concessions, although there are no restrictions on foreign ownership of such entities. Mining concessions are granted for 50 years, and can be renewed for another 50 years. The main obligations to keep them are the semi-annual payment of mining duties (taxes), based on the surface area of the concession, and the performance of work in the areas covered by the concessions, which is evidenced by minimum expenditures or by the production of ore.

In connection with mining and exploration activities in the Dos Naciones Property, we are subject to extensive Mexican federal, state and local laws and regulations governing the protection of the environment, including laws and regulations relating to protection of air and water quality, hazardous waste management and mine reclamation as well as the protection of endangered or threatened species.

Currently, we are not required to submit any environmental impact statement to the Mexican government for our proposed three phase exploration program on the Dos Naciones Property because exploration activities such as mapping and sampling do not require the preparation of the environmental impact statement. However, if, after we conduct our three phase exploration program on the Dos Naciones Property, we decided to conduct a full drilling program, we will have to prepare the environmental impact statement to be submitted to the Mexican government, which will describe the anticipated environmental impact of our planned drilling program, as well as outlining our planned actions to minimize any potential environmental damage. Studies required to support the environmental impact statement include a detailed analysis of the area, among others: soil, water, vegetation, wildlife, cultural resources and socio-economic impacts. In reviewing the environmental impact statement, the Mexican government looks at potential impact on national Mexican environment, as well as reviewing for local concerns such as proximity to water supplies or potential interference with local farms. The Mexican government has ten days to respond after we file the environmental impact statement, and if it does not respond, authorization is deemed to have been granted. If the Mexican government does respond, then the time within which authorization will be granted can be increased to six to twelve months or longer. It is also possible that no authorization will be granted if the Mexican government is not satisfied that appropriate measure will be taken to protect the environment.

Employees

Currently our only employees are our directors and officers. We retained a consulting geologist and intend to retain further consultants on a contract basis to conduct the work program on our mineral property in order to carry out our plan of operation. We do not expect any material changes in the number of employees over the next 12 month period. We anticipate that we will be conducting most of our business through agreements with consultants and third parties. Our officers do not have an employment agreement with us.

Subsidiaries

We have a wholly owned Mexican subsidiary Minera Plata Del Toro S.A. de C.V. The company was formed to hold our property interest in the Dos Naciones project should we complete the exercise of the Option under the Option Agreement with Yale.

Intellectual Property

We do not own, either legally or beneficially, any patent or trademarks.

DESCRIPTION OF PROPERTY

Executive Offices

Our executive offices consist of 200 square feet are located at 400 - 409 Granville Street Vancouver, British Columbia V6C 1T2, Canada. We rent the office at a rate of $575 per month on a month to month basis. We believe that our office space and facilities are sufficient to meet our present needs and do not anticipate any difficulty securing alternative or additional space, as needed, on terms acceptable to us.

Mineral Properties

We own a 50% undivided interest in the Dos Naciones Property and have the option to acquire an additional 30% pursuant to the terms of our Option Agreement with Yale Resources Ltd. The mineral concession that forms the Dos Naciones property was staked by Minera Alta Vista, S.A. de C.V. (Minera Alta Vista), a Mexican company that is a subsidiary of Yale Resources Ltd. Mineral concession Dos Naciones, number 230649, was registered September 28, 2007 and expires September 27, 2057. The concession is registered by the Government of Mexico in Book 366 Page 155 Act 309. This exploration concession covers an area of 2930.8269 ha, and is currently registered in the name of Minera Alta Vista, S.A. de C.V. Title to the concession is currently held in the name of Minera Alta Vista, upon exercise of the Option by Del Toro, title to 80% of the concession will be transferred to Del Toro’s wholly owned Mexican subsidiary. The Dos Naciones mineral concession lies within the municipalities of Opodepe and Cucurpe, Sonora. Payments of $12,146 pesos are paid every semester, i.e., twice per year, to the Government of Mexico in order to maintain the rights to the mineral concession.

Technical Report

In accordance with its requirements under Canadian securities laws Del Toro received a technical report dated March 25, 2009 from its consulting geologist David J. Pawliuk respecting the Dos Naciones property which was prepared in accordance with National Instrument 43-101. Pursuant to the report, Mr. Pawliuk recommended a three phase exploration program on the Dos Naciones property to explore potential mineralization on the property. The report found that Dos Naciones property hosts different styles of significant metallic mineralization and that economic concentrations of silver and lead occur in quartz veins at both the Josefina and the Dos Naciones occurrence areas within the property.

The report also concluded that there were extensive areas of skarn occur within the Dos Naciones property at the La Espanola area, and at the Dos Naciones occurrence area. These skarns contain economic concentrations of copper, silver and gold. Skarns often form around the periphery of porphyry copper mineralization systems. A lead- and silver-bearing quartz vein occurs along a fault that strikes 130 degrees and dips 55 degrees to the northeast at the east side of the Dos Naciones occurrence area; this vein is approximately parallel the mineralized quartz veins at Josefina. The report further concluded that the geological setting of the Dos Naciones property area is favourable for bulk-tonnage porphyry copper deposits.

Description of Property, Location, Means and Access

The Dos Naciones property is located approximately 140 km north northeast of the city of Hermosillo, in north-central Sonora, Mexico (See Figure 1 below). The Dos Naciones mining property is located approximately 75 km southwest of the important Cananea mining district (Figure 1). The Dos Naciones property is comprised of one mineral concession, or lote, that covers approximately 2,391 hectares. The Dos Naciones mineral concession measures approximately 5 km east-west by 5 km north-south; it surrounds the “CRUZ” concession, which covers an area of 100 hectares. The Dos Naciones Project property is accessible via a gravel road that leads to Rancho Los Janos; this gravel road leads southward from the paved road between Magdalena de Kino and the village of Los Janos. The turnoff southwards to Rancho Los Janos is about 10 km east of the village of Cucurpe. Four-wheel-drive roads extend southwards beyond the ranch buildings and provide good access to all parts of the property. About 3 hours is required to drive from Hermosillo to the Dos Naciones property.

There is a turf airstrip about 850 m long within the northeast corner of the concession area. However, this airstrip has been de-activated by erecting fence posts at intervals along the length of the airstrip, in order to prevent its use. There is an electrical powerline extending north from the village of Cucurpe to the Mina Santa Gertrudis, a former gold-producing mine located about 45 km north of the Dos Naciones property. Cucurpe is about 20 km northwest of the Dos Naciones property.

Figure 1 – Location of Dos Naciones Claim

U.S.A.
2 NACIONES
SONORA
U.S.A.
SONORA

GRAPHIC SCALE

0 50 100 250

KILOMETERS

Candev Resource Exploration Inc.		
DOS NACIONES PROPERTY LOCATION MAP		
NANOOSE GEOSERVICE		
SCALE: 1 : 5,000,000	DATE: MARCH-2009	FIG: 1

Climate, Local Resources, Infrastructure And Physiography

The climate within the property area is semi-arid, typical of higher elevations in the Sonoran desert. Seasonal rains occur between April and July. The local ranchers have constructed dams along creek drainages within the property area, to collect runoff water for their livestock. Magdalena de Kino is the nearest community with fuel and full services. Magdalena de Kino is situated along the Pan-American Highway about 85 km south of the United States border at Nogales. The Dos Naciones Project property area forms part of the Sierra El Jucaral, a north northwest trending mountain range on the western fringe of the Sierra Madre de Occidental. Elevations range between 1,140 and 1,690 m a.s.l. within the property area. The hillsides are moderately steep and thinly forested by scrub oak trees. Rock outcrop is exposed over about 10 to 20 per cent of the Dos Naciones Project property area.

History of Exploration

Silver- and lead-bearing quartz veins have been mined in at least two places on the Dos Naciones property, at Josefina and at the Dos Naciones occurrence area. Historic workings on the Dos Naciones property include pits and short adits excavated to extract copper from skarns. Silver- and lead-bearing quartz veins have been mined at the Dos Naciones occurrence area, in the southwest corner of the Dos Naciones property. There is a 30 m deep shaft excavated within granitic intrusive rock at the Dos Naciones occurrence area. From the size of the mine dump piles, the writer of the technical report estimates that at least 1,000 tonnes of vein material has been mined at Dos Naciones occurrence area. There has been limited historic mining of the copper- and iron-bearing skarns at the Dos Naciones occurrence area. One skarn body in this area extends across 100 m by 20 m, and the other skarn body is 180 m long by 75 m wide.

La Espanola area is on the eastern side of the Dos Naciones property. Minera Alta Vista has determined that six drillholes have been completed in the La Espanola area. Anecdotal evidence suggests that these holes were drilled during the 1990’s by Penoles, the largest mining company in Mexico. The results of this drilling are unknown to our consulting geologist. Minera Alta Vista is currently seeking additional information pertaining to these drill holes.

The most recent known exploration work on the Dos Naciones property was geological mapping and geochemical rock sampling by Minera Alta Vista, S.A. de C.V., a wholly owned subsidiary of Yale Resources Ltd. The geochemical rock sampling was mainly done in areas of historic workings within the property area. Results of this work indicated that economic concentrations of silver and lead are present in quartz veins which occur at two places on the property.

Geological Setting and Mineralization

The economic mineralization encountered to date on the Dos Naciones Project property is quartz veins containing galena, silver and minor gold. In addition, skarn or calc-silicate rocks at Dos Naciones locally contain gold, silver and copper. Thus, there have been at least two episodes of gold and silver mineralization at the Dos Naciones property.

The geological setting of the Dos Naciones property is favourable for economic porphyry copper deposits. The Dos Naciones Project property area is within the Cananea district of northern Sonora. A wide variety of sedimentary, igneous and metamorphic rocks of various ages occur in the region; the geologic history of this region is relatively complex. The oldest rock units within the property region are gneisses of Early Proterozoic age that belong to the Bamori Metamorphic Complex, which formed as a result of the Mazatazal Orogeny. These gneisses occur about 15 km to the south, and to the southeast, of the Dos Naciones property area. Granite of Proterozoic age is also exposed south of the property.

Areas of Cambrian age quartzite have been mapped within the Dos Naciones property. The next youngest rocks are extensive sedimentary and volcanic rocks of Jurassic age. These include rhyolite and sandstone of possible Early Jurassic age and younger sandstone, siltstone, argillite and minor limestone of Late Jurassic age; andesite flows are locally interstratified with the Late Jurassic sedimentary rocks. Late Jurassic sandstone hosts most of the gold and silver occurrences northeast of Cucurpe. Limestone and shale of Cretaceous age overlie the Late Jurassic sedimentary rocks to the west of the Dos Naciones property. The stratified rock units are intruded by a large body of granodiorite and granite of Late Cretaceous and Early Tertiary age known as the Laramide Batholith. Cretaceous-aged limestone and shale are overlain by Tertiary rhyolite to the east of Dos Naciones. Tertiary conglomerate covers much of the property region, especially the sides of the wide, northerly trending valleys. Regional deformation has resulted in numerous faults crosscutting the Dos Naciones Property area. Most of these faults have likely been reactivated at different times. Regional-scale, northerly trending normal faults indicate that east-west crustal extension has occurred since the Tertiary Period.

LEGAL PROCEEDINGS

We know of no material pending legal proceedings to which our company or our subsidiary is a party or of which any of our properties, or the properties of our subsidiary, is the subject. In addition, we do not know of any such proceedings contemplated by any governmental authorities.

We know of no material proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder is a party adverse to our company or our subsidiary or has a material interest adverse to our company or our subsidiary.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market for Securities

Our common stock is quoted on the Financial Industry Regulatory Authority’s OTC Bulletin Board under the symbol “DTOR.OB”. On July 28, 2009, we changed our name to “Del Toro Silver Corp.”.

On August 20, 2009, the closing sale price for our common stock as reported by the OTC Bulletin Board was $0.26 per share. Trading in our common stock has occurred on a relatively inconsistent basis and the volume of shares traded has been limited

Set forth below are the range of high and low bid quotations for the periods indicated as reported by the OTC Bulletin Board. The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. Our common stock was initially quoted on July 12, 2007. The following table shows high and low bid quotations, on a quarterly basis, for our common stock:

Quarter Ending	High	Low

April 30, 2009	$0.24	$0

January 31, 2009	$0.20	$0

October 31, 2008	$0.30	$0.05

July 31, 2008	$0.16	$0.08

April 30, 2008	$0.35	$0.05

January 31, 2008	$0.66	$0.20

October 31, 2007	$0.30	$0

Shares Eligible for Future Sale

There are 1,055,135 shares of our common stock that are issuable upon exercise of warrants. We do not have any other common stock subject to outstanding options or warrants and there are no other securities outstanding that are convertible into our common stock.

Other than the shares of our common stock covered by this prospectus, there are no shares of our common stock that is being, or have been proposed to be, publicly offered, the offering of which could have a material effect on the market price of our common stock.

None of our issued and outstanding common stock is eligible for sale pursuant to Rule 144 under the Securities Act of 1933.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

The use of Rule 144 is prohibited for resale of securities issued by any shell companies (other than business combination related shell companies) or any company that has been at any time previously a shell company. There is an important exception to this prohibition, however, if the following conditions are met:

  the company that was formerly a shell company has ceased to be a shell company;

  the company is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934;

  the company has filed all reports and materials required to be filed pursuant to the Securities Exchange Act of 1934, as applicable, during the preceding 12 months (or such shorter period that the company was required to file such reports and materials), other than Form 8-K reports; and

  at least one year has elapsed from the time that the company filed current Form 10 type information with the Securities and Exchange Commission reflecting its status as an entity that is not a shell company.

Once the above conditions are met by shell companies or former shell companies, shares of such companies are eligible for sale pursuant to Rule 144 as follows.

Sales under Rule 144 by Affiliates

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

  1% of the number of shares of common stock then outstanding; and

  the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also limited by manner of sale provisions and notice requirements and to the availability of adequate current public information about us.

Sales Under Rule 144 by Non-Affiliates

Under Rule 144, a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares of our common stock proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell his, her, or its shares of common stock without complying with the manner of sale and volume limitation or notice provisions of Rule 144. We must be current in our public reporting if the non-affiliate is seeking to sell under Rule 144 after holding his, her, or its shares of common stock between six months and one year. After one year, non-affiliates do not have to comply with any other Rule 144 requirements.

Holders of our Common Stock

As of August 21, 2009, there were 34 registered stockholders holding 9,835,135 shares of our issued and outstanding common stock. Our transfer agent is Wall Street Transfer Agents Inc., of 12492 Harris Road, Pitt Meadows, British Columbia V3Y 2J4, Canada.

Dividend Policy

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any cash dividends and we do not plan to declare any cash dividends in the foreseeable future.

FINANCIAL STATEMENTS

PART I-FINANCIAL INFORMATION

Item 1. Financial Statements.

CANDEV RESOURCE EXPLORATION, INC.
(An Exploration Stage Company)
FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED APRIL 30, 2009
(Unaudited - Prepared by Management)

(Stated in US Dollars)

------INDEX ------

Interim Balance Sheets

Interim Statements of Operations

Interim Statements of Cash Flows

Interim Statement of Stockholders’ Equity (Deficit)

Notes to the Interim Financial Statements

CANDEV RESOURCE EXPLORATION, INC.
(An Exploration Stage Company)
INTERIM BALANCE SHEETS
(Unaudited - Prepared by Management)

(Stated in US Dollars)

	April 30	October 31
	2009	2008

ASSETS

CURRENT ASSETS
Cash	$17,426	$225
Receivables	2,239	2,867

Total Current Assets	19,665	3,092
Deposit (Note 7)	14,063	-
Property and Equipment (Note 5)	3,540	4,003

Total Assets	$37,268	$7,095

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$15,541	$18,781
Due to director	-	31,234
Advances received	115,020	-

Total Liabilities	130,561	50,015

STOCKHOLDERS' DEFICIT
Authorized:
100,000,000 preferred shares, par value $0.001 per share
100,000,000 common shares, par value $0.001 per share
Issued and outstanding:
8,780,000 (2008 - 8,780,000) common shares	8,780	8,780
Additional paid in capital	126,680	126,680
Deficit - Accumulated during exploration stage	(228,753)	(178,380)

Total Stockholders' Deficit	(93,293)	(42,920)

Total Liabilities and Stockholders' Deficit	$37,268	$7,095

Going concern (Note 2)

The accompanying notes are an integral part of these interim financial statements.

CANDEV RESOURCE EXPLORATION, INC.
(An Exploration Stage Company)
INTERIM STATEMENTS OF OPERATIONS
(Unaudited - Prepared by Management)

(Stated in US Dollars)

	Cumulative
	Amounts
	from
	Inception to
	April 30	Three Months Ended April 30		Six Months Ended April 30
	2009	2009	2008	2009	2008

GENERAL AND ADMINISTRATIVE EXPENSES
Accounting and auditing	$58,214	$2,524	$9,900	$5,062	$13,940
Advertising and promotion	5,118	-	3,260	-	3,260
Amortization	990	232	-	463	-
Bank charges and interest	458	75	24	152	101
Consulting	12,185	2,185	-	2,185	10,000
Filing fees	4,001	3,307	-	4,001	-
Foreign exchange (gain) loss	(4,762)	(94)	123	(491)	138
Legal	93,076	15,419	6,432	22,512	25,656
Meals and entertainment	2,319	1,000	-	1,000	-
Office and sundry	1,409	168	590	168	1,319
Rent	4,065	1,205	-	4,065	-
Telephone	286	245	-	286	-
Transfer agent	4,123	745	328	745	590
Travel and accommodation	2,193	-	2,193	-	2,193

	183,675	27,011	22,850	40,148	57,197

MINERAL PROPERTY EXPENSES
Acquisition costs	14,260	-	-	-	9,760
Exploration costs	30,818	10,225	-	10,225	3,467

	45,078	10,225	-	10,225	13,227

NET AND COMPREHENSIVE LOSS	$(228,753)	$(37,236)	$(22,850)	$(50,373)	$(70,424)

BASIC AND DILUTED NET LOSS PER COMMON SHARE		$(0.00)	$(0.00)	$(0.01)	$(0.01)

WEIGHTED AVERAGE NUMBER OF BASIC AND DILUTED
COMMON SHARES OUTSTANDING		8,780,000	8,780,000	8,780,000	8,771,538

The accompanying notes are an integral part of these interim financial statements.

CANDEV RESOURCE EXPLORATION, INC.
(An Exploration Stage Company)
INTERIM STATEMENTS OF CASH FLOWS
(Unaudited - Prepared by Management)

(Stated in US Dollars)

	Cumulative
	Amounts
	from
	Inception to
	April 30	Three Months Ended April 30		Six Months Ended April 30
	2009	2009	2008	2009	2008

OPERATING ACTIVITIES
Net loss for the period	$(228,753)	$(37,236)	$(22,850)	$(50,373)	$(70,424)
Items not affecting cash
Shares issued for mineral property	11,960	-	-	-	9,760
Amortization	990	232	-	463	-
Changes in operating assets and liabilities
Receivables	(2,239)	(1,770)	(1,449)	628	(2,129)
Prepaid expenses and deposits	-	-	1,000	-	1,000
Accounts payable and accrued liabilities	6,190	(6,688)	(1,174)	(3,240)	20,403

Cash used in operating activities	(211,852)	(45,462)	(24,473)	(52,522)	(41,390)

INVESTING ACTIVITIES
Deposit paid	(14,063)	(14,063)	-	(14,063)	-
Equipment acquired	(4,530)	-	-	-	-

Cash used in investing activities	(18,593)	(14,063)	-	(14,063)	-

FINANCING ACTIVITIES
Advances from (to) director	9,351	(30,647)	-	(31,234)	-
Advances received	115,020	87,020	-	115,020	-
Common stock issued for cash	123,500	-	-	-	-

Cash provided by financing activities	247,871	56,373	-	83,786	-

NET INCREASE (DECREASE) IN CASH	17,426	(3,152)	(24,473)	17,201	(41,390)

CASH, BEGINNING OF PERIOD	-	20,578	25,713	225	42,630

CASH, END OF PERIOD	$17,426	$17,426	$1,240	$17,426	$1,240

SUPPLEMENTAL DISCLOSURE
Interest paid	$-	$-	$-	$-	$-
Income taxes paid	$-	$-	$-	$-	$-

The accompanying notes are an integral part of these interim financial statements.

CANDEV RESOURCE EXPLORATION, INC.
(An Exploration Stage Company)
INTERIM STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FROM INCEPTION ON JANUARY 9, 2006 TO APRIL 30, 2009
(Unaudited - Prepared by Management)

(Stated in US Dollars)

				Deficit
				Accumulated
	Common Shares		Additional	During	Total
	Number		Paid In	Exploration	Stockholders'
	of Shares	Amount	Capital	Stage	Equity (Deficit)

Shares issued for cash @ $0.001
on January 13, 2006	5,500,000	$5,500	$-	$-	$5,500
Shares issued for cash @ $0.01
on August 24, 2006	2,300,000	2,300	20,700	-	23,000
Shares issued for cash @ $0.10
on October 31, 2006	950,000	950	94,050	-	95,000
Net loss for the period	-	-	-	(22,176)	(22,176)

Balance, October 31, 2006	8,750,000	8,750	114,750	(22,176)	101,324

Shares issued for mineral property
@ $0.22 on September 7, 2007	10,000	10	2,190	-	2,200
Net loss for the year	-	-	-	(69,538)	(69,538)

Balance, October 31, 2007	8,760,000	8,760	116,940	(91,714)	33,986

Shares issued for mineral property
@ $0.488 on January 16, 2008	20,000	20	9,740	-	9,760
Net loss for the year	-	-	-	(86,666)	(86,666)

Balance, October 31, 2008	8,780,000	8,780	126,680	(178,380)	(42,920)

Net loss for the period	-	-	-	(50,373)	(50,373)

Balance, April 30, 2009	8,780,000	$8,780	$126,680	$(228,753)	$(93,293)

The accompanying notes are an integral part of these interim financial statements.

CANDEV RESOURCE EXPLORATION, INC.
(An Exploration Stage Company)
NOTES TO THE INTERIM FINANCIAL STATEMENTS
APRIL 30, 2009
(Unaudited - Prepared by Management)

(Stated in US Dollars)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Candev Resource Exploration, Inc. (the “Company”) was incorporated on January 9, 2006 under the laws of the State of Nevada and extraprovincially registered under the laws of the Province of British Columbia on August 15, 2006.

The Company is an exploration stage company engaged in the acquisition, exploration and development of mineral properties.

2.	GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company incurred a net loss of $50,373 for the six months ended April 30, 2009, and has an accumulated deficit of $228,753. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital, and other cash requirements.

The ability of the Company to emerge from the exploration stage is dependent upon, among other things, obtaining additional financing to continue operations, explore and develop mineral properties, and the discovery, development and sale of ore reserves.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. In response to these problems, management intends to raise additional funds through public or private placement offerings. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.	BASIS OF PRESENTATION

These interim financial statements have been prepared in accordance with United States generally accepted accounting principles for financial information and with the instructions to Form 10-Q and Item 310(b) of Regulation S. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended April 30, 2009 are not necessarily indicative of the results that may be expected for any interim period or an entire year. The Company applies the same accounting policies and methods in its interim financial statements as those in the most recent audited annual financial statements, except as discussed in Note 4 below.

4.	RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

Effective November 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. The adoption of SFAS 157 has not had any impact on the Company’s financial position, results of operations, or cash flows.

Effective November 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value. The adoption of SFAS 159 has not had any impact on the Company’s financial position, results of operations, or cash flows.

CANDEV RESOURCE EXPLORATION, INC.
(An Exploration Stage Company)
NOTES TO THE INTERIM FINANCIAL STATEMENTS
APRIL 30, 2009
(Unaudited - Prepared by Management)

(Stated in US Dollars)

5.	PROPERTY AND EQUIPMENT

		April 30, 2009		October 31, 2008
		Accumulated	Net Book	Net Book
	Cost	Amortization	Value	Value

Computer equipment	$1,477	$410	$1,067	$1,255
Furniture and equipment	3,053	580	2,473	2,748
	$4,530	$990	$3,540	$4,003

6.	FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash, receivables, accounts payable and accrued liabilities, due to director and advances received. It is management’s opinion that the Company is not exposed to significant interest, currency, or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values due to their short term-maturity or capacity of prompt liquidation.

As at April 30, 2009, the Company had the following financial assets and liabilities denominated in Canadian dollars:

Cdn dollars
Cash	$1,922
Receivables	$2,313
Accounts payable and accrued liabilities	$8,997

The above amounts are subject to gains and losses arising from fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar. As at April 30, 2009, Canadian dollar amounts were converted at a rate of $1.19 Canadian dollars to $1.00 U.S. dollar.

7.	LETTER OF INTENT

On February 13, 2009, the Company entered into a letter of intent (“LOI”) with Yale Resources Ltd. (“Yale”) as subsequently amended March 11, 2009, pursuant to the terms of which Yale agreed to sell the Company a 50% undivided interest in the Dos Naciones property and granted an option to acquire a further 30% in the property (the “Option”) in consideration of CDN$35,000. To exercise the Option, the Company must issue a total of 800,000 shares of common stock of the Company and fund exploration, development and other expenditures on the property in the amount of CDN$800,000.

Upon exercising the Option, the Company and Yale will form a joint venture with standard dilution clauses.

The closing of the transaction contemplated in the LOI is subject to approval by the boards of directors of the parties, regulatory approval, completion of due diligence and entry into a definitive agreement between the parties.

The Company has paid a deposit of $14,063 to Yale which is refundable in the event that the transaction does not close.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited financial statements for the years ended October 31, 2008 and 2007 and the unaudited financial statements for the interim period ended April 30, 2009 and the related notes.

Company Overview

We were incorporated under the laws of the state of Nevada on January 9, 2006. We are an exploration stage mineral company. We own a 50% undivided interest in the Dos Naciones Project Property, located in the state of Sonora, Mexico. We also intend to acquire additional mineral claims in the future. Previously, we had entered into a property option agreement dated August 25, 2006 (the “King Property Option Agreement”) with Carl von Einsiedel pursuant to which we received a right and option to acquire a 100% interest in and to the King claims. On January 15, 2008 Del Toro amended the King Property Option Agreement. The Amended King Property Option Agreement was entered into for the purpose of increasing the number of claims covered by the option agreement including two (2) additional mining claims located in the Iskut River region in northwestern British Columbia: tenure numbers 552025 and 552026. We entered into a termination agreement dated December 3, 2008 with Carl von Einsiedel (the “Termination Agreement”) and effective as of October 31, 2008. Pursuant to the terms of the Termination Agreement the parties agreed to terminate the King Property Option Agreement and any amendments thereto. Both parties have released each other from any and all obligations and liabilities pursuant to the King Property Option Agreement.

To date, our activities have been limited to organizational matters, obtaining a geology report on the King claims and conducting our exploration program on the King Claims. Our company is quoted for trading on the OTC Bulletin Board under the stock symbol “DTOR.OB”. Following closing of the Option Agreement with Yale, we intend to focus our business on pursuing a three phase exploration program on the Dos Naciones property. We changed the address of our head office to 400 - 409 Granville Street Vancouver, British Columbia V6C 1T2.

We have no revenues, have achieved losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. Accordingly, we will be dependent on future additional financing in order to seek other business opportunities in the mining industry or new business opportunities. We are considered an exploration stage company as we are involved in the examination and investigation of the mineral property that we believe may contain valuable minerals, for the purpose of discovering the presence of ore, if any, and its extent. Since we are an exploration stage company, there is no assurance that a commercially viable mineral deposit exists on our property, and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our exploration is determined. We have no known reserves of any type of mineral. To date, we have not discovered an economically viable mineral deposit on the mineral property, and there is no assurance that we will discover one.

Plan of Operation

Our Plan of Operation is to conduct exploration activities on our Dos Naciones Project Property, exercise the Option under the Option Agreement with Yale and subsequently enter into the Joint Venture Agreement with Yale. The Dos Naciones Property is located approximately 140 km north northeast of the city of Hermosillo, in north-central Sonora, Mexico and is approximately 75 km southwest of the important Cananea mining district. The Dos Naciones property is comprised of one mineral concession that covers approximately 2,391 hectares.

We intend to conduct a three phase exploration program on the Dos Naciones property at an aggregate estimated cost of $450,000. The first phase of our exploration program is intended to commence in September, 2009 and is anticipated to cost approximately $53,500. This phase is expected to consist of detailed geological mapping, hand trenching and prospecting. If the results of the first phase of our exploration program warrant the continuation into the second phase of the program, we intend to conduct the second phase of the program consisting of diamond drilling and IP surveys of the entire property. This phase is anticipated to cost approximately $174,000. If the results of the second phase of our exploration program warrant the continuation into the third phase of the program, we intend to conduct the third phase of the program consisting of further diamond drilling of identified IP anomalies from Phase II at an estimated cost of $180,000. A detailed breakdown of the proposed budget and work exploration program is as follows:

Estimated Dos Naciones Work Program Costs

Phase One

Detailed geological mapping, stripping and trenching
1 Geologist for 50 days @ $300 per day:	$15,000
3 Field Assistants for 50 days @ $100 per day:	$15,000
Food and accommodation @ $30 per man-day:	$6,000
Field supplies:	$1,000
Vehicle rental, fuel and maintenance:	$5,000
Analytical costs: 300 samples @ $30 per sample:	$9,000
Total geological mapping, stripping and trenching:	$51,000

Report preparation
For reporting on all of the above work, including drafting:	$2,500

Subtotal Phase One	$53,500

Phase Two

IP surveying in area of aeromagnetic low
15 days of surveying along cut grid lines with pickets
at 25 m intervals (slope distance)at an all-inclusive cost	$30,000
Diamond drilling to test mineralized vein structures at Josefina
500 meters at an all-inclusive (drilled, logged, split, sampled, water haul)
cost of $180 per meter:	$90,000
Diamond drilling to test mineralized vein structures at Dos Naciones
300 meters at an all-inclusive (drilled, logged, split, sampled, water haul)
cost of $180 per meter:	$54,000

Subtotal Phase Two	$174,000

Phase Three
(contingent on IP anomalies from Phase Two work being determined to be favourable for testing with diamond drill holes)
Diamond drilling in area of IP chargeability anomalies

1,000 meters at an all-inclusive (drilled, logged, split, sampled, water haul)
cost of $180 per meter:	$180,000

Subtotal Phase Three	$180,000

Contingency 10%	$42,500

TOTAL THREE PHASE PROGRAM:	$450,000

We have not commenced our planned exploration program on the Dos Naciones property. Our plan of operation is to carry out exploration work on our Dos Naciones Project Property in order to ascertain whether it possesses commercially exploitable quantities of gold, silver, and other metals. We intend to primarily explore for gold, silver, and copper but if we discover that our mineral property hold potential for other minerals that our management determines are worth exploring further, then we intend to explore for those other minerals. We will not be able to determine whether or not the Dos Naciones Project Property contains a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work indicates economic viability.

Mineral property exploration is typically conducted in phases. Each subsequent phase of exploration work is recommended by a geologist based on the results from the most recent phase of exploration. We have not yet commenced the initial phase of exploration on our property. Once we complete each phase of exploration, we will make a decision as to whether or not we proceed with each successive phase based upon the analysis of the results of that program. Our management will make these decisions based upon the recommendations of the independent geologist who oversees the program and records the results.

Anticipated Cash Requirements

We anticipate that we will incur the following expenses over the next twelve months:

Expense Item	Cost

Expenditures on the Dos Naciones Property in accordance with the terms of our Option Agreement with Yale Resources Ltd.	$150,000
Ongoing professional expenses associated with our company being a reporting issuer under the Securities Exchange Act of 1934	$60,000
General and administrative expenses	$25,000
Total	$235,000

As of July 13, 2009 we had cash of $158,000. Presently we have enough funds to commence the initial phase of our work program, however, we will require additional funds to proceed with our plan of operation over the next twelve months, exclusive of any acquisition or development costs. This amount may also increase if we are required to carry out due diligence investigations in regards to any prospective property or business opportunity or if the costs of negotiating the applicable transaction are greater than anticipated. We plan to rely on the equity financing in order to raise the funds necessary to pursue our plan of operation and to fund our working capital deficit in order to enable us to pay our accounts payable and accrued liabilities. We currently do not have any arrangements in place for the completion of any equity financings and there is no assurance that we will be successful in completing any equity financings.

Results of Operations

For the years ended October 31, 2008 and 2007

Our operating results for the years ended October 31, 2008 and 2007 are summarized as follows:

	Years Ended
	October 31,
	2008	2007

Revenue	$-	$-
Operating Expenses	73,439	57,338
Mineral Property Acquisition Costs	9,760	2,200
Mineral Property Exploration Costs	3,467	10,000
Net Loss	$86,666	$69,538

Revenues

We recently terminated our property option agreement on our King claims, have not earned any revenues to date, and do not anticipate earning revenues until such time as we are able to acquire an interest in a mineral or oil and gas property or enter into a business opportunity.

Expenses

Our expenses for the years ended October 31, 2008 and 2007 are outlined in the table below:

	Years Ended
	October 31,
	2008	2007

General and Administrative Expenses
Accounting and Auditing	$28,420	$16,232
Advertising and Promotion	3,260	537
Amortization	527	-
Bank Charges and Interest	142	129
Consulting Fee	10,000	-
Foreign Exchange Loss (gain)	(5,164)	893
Legal	31,199	36,471
Meals and Entertainment	1,319	-
Office and Sundry	425	816
Transfer Agent	1,118	2,260
Travel and Accommodations	2,193	-
Total General and Administrative
Expenses	$73,439	$57,338

Mineral Expenses
Mineral Property Acquisition Costs	9,760	2,200
Mineral Property Exploration Costs	3,467	10,000
Total Mineral Expenses	$13,227	$12,200

Total Expenses	$86,666	$69,538

General and Administrative

The increase in our general and administrative expenses for the year ended October 31, 2008 compared to October 31, 2007 was primarily due to: (i) an increase in professional fees; (ii) an increase in advertising and promotion; (iii) an increase in consulting fees; and (iv) an increase in entertainment expenses.

Professional Fees

Professional fees include our accounting and auditing expenses incurred in connection with the preparation and audit of our financial statements and professional fees that we pay to our legal counsel. Our accounting and auditing expenses were incurred in connection with the preparation of our audited financial statements and unaudited interim financial statements and our preparation and filing of a registration statement with the SEC. Our legal expenses represent amounts paid to legal counsel in connection with our corporate organization. Legal and accounting expenses will be ongoing during fiscal 2009 as we are subject to the reporting obligations of the Securities Exchange Act of 1934.

For the six month period ended April 30, 2009

Our operating results for the three and six month periods ended April 30, 2009 and 2008 are summarized as follows:

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2009	2008	2009	2008
Revenue	$-	-	$-	$-
Operating Expenses	27,011	22,850	40,148	57,197
Acquisition Costs	-	-	-	9,760
Exploration Costs	10,225	-	10,225	3,467
Net Loss	$(37,236)	$(22,850)	$(50,373)	(70,424)

Revenues

We recently terminated our property option agreement on our King claims, have not earned any revenues to date, and do not anticipate earning revenues until such time as we are able to acquire an interest in a mineral or oil and gas property or enter into a business opportunity.

Expenses

Our expenses for the three and six month periods ended April 30, 2009 and 2008 are outlined in the table below:

	Three Months Ended		Six Months Ended
	April 30		April 30
	2009	2008	2009	2008
Professional fees	$17,943	$16,332	$27,574	$39,596
Advertising and promotion	-	3,260	-	3,260
Amortization	232	-	463	-
Bank charges and interest	75	24	152	101
Consulting	2,185	-	2,185	10,000
Filing fees	3,307	-	4,001	-
Foreign exchange gain (loss)	(94)	123	(491)	138
Office expenses	2,618	2,783	5,519	3,512
Transfer agent	745	328	745	590
Total	$27,011	$22,850	$40,148	$57,197

General and Administrative

The increase in our general and administrative expenses for the three month period ended April 30, 2009 compared to April 30, 2008 was primarily due to: (i) an increase in professional fees; and (ii) the fact that we incurred consulting fees and filing fees during the three month period ended April 30, 2009 as compared to the same fiscal period in 2008.

The decrease in our general and administrative expenses for the six month period ended April 30, 2009 compared to April 30, 2008 was primarily due to: (i) a decrease in professional fees and consulting fees; and (ii) the fact that we did not incur any advertising and promotion fees during the six month period ended April 30, 2009 as compared to the same fiscal period in 2008.

Professional Fees

Professional fees include our accounting and auditing expenses incurred in connection with the preparation and audit of our financial statements and professional fees that we pay to our legal counsel. Our accounting and auditing expenses were incurred in connection with the preparation of our audited financial statements and unaudited interim financial statements and our preparation and filing of a registration statement with the SEC. Our legal expenses represent amounts paid to legal counsel in connection with our ongoing reporting requirements. Legal and accounting expenses will be ongoing during fiscal 2009 as we are subject to the reporting obligations of the Securities Exchange Act of 1934.

Liquidity And Capital Resources

Working Capital

			Percentage
	As at	As at	Increase /
	April	October
	30, 2009	31, 2008	(Decrease)
Current Assets	$19,665	$3,092	535.9%
Current Liabilities	$130,561	$50,015	161%
Working Capital	$(110,896)	$(46,923)	136.3%

Cash Flows

	Six Month	Six Month	Percentage
	Period	Period
	Ended	Ended	Increase /
	April 30,	April 30,	(Decrease)
	2009	2008
Cash Used in Operating Activities	$(52,522)	$(41,390)	26.9%
Cash Used in Investing Activities	$(14,063)	$-	100%
Cash Provided by Financing Activities	$83,786	$-	100%
Net Increase (Decrease) in Cash	$17,201	$(41,390)	141.6%

We anticipate that we will incur approximately $85,000 for operating expenses, including professional, legal and accounting expenses associated with our reporting requirements under the Securities Exchange Act of 1934 during the next twelve months. Accordingly, we will need to obtain additional financing in order to complete our business plan.

Cash Used in Operating Activities

We used cash in operating activities in the amount of $52,522 during the six month period ended April 30, 2009 and $41,390 during the six month period ended April 30, 2008. Cash used in operating activities was funded by cash from financing activities.

Cash Used in Investing Activities

We used cash of $14,063 in investing activities during the six month period ended April 30, 2009.

Cash Provided by Financing Activities

We generated cash of $83,786 from financing activities during the six month period ended April 30, 2009.

Going Concern

The financial statements included in this prospectus have been prepared on a going concern basis, which implies that our company will continue to realize its assets and discharge its liabilities and commitments in the normal course of business. Our company has not generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of our company as a going concern is dependent upon the continued financial support from our stockholders, the ability of our company to obtain necessary equity financing to achieve our operating objectives, and the attainment of profitable operations. As at April 30, 2009, our company has accumulated losses of $228,753 since inception. We do, however, have sufficient working capital to enable us to carry out our stated plan of operation for the next twelve months. In the event we complete phase I of our planned exploration program we will need to raise more funds in order to meet our proposed expenditures on our work program.

Due to the uncertainty of our ability to meet our future operating expenses and the capital expenses noted above by our auditors in their report on the financial statements for the year ended October 31, 2008, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

The continuation of our business is dependent upon us raising additional financial support. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Future Financings

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing stockholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned activities.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

The financial statements of our company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.

The main accounting and valuation policies used by us are outlined in Note 3 to our audited financial statements for the year ended October 31, 2008. While not all of the significant accounting policies require difficult, subjective or complex judgments, we consider that the following accounting policies should be considered its critical accounting policies:

Mineral Property Exploration and Development

We are in the exploration stage and have not yet realized any revenue from our planned operations. We are primarily engaged in the acquisition, exploration, and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. Such costs will be depreciated using the units-of-production method over the estimated life of the probable reserve.

Use of Estimates

The process of preparing financial statements requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements; accordingly, upon settlement, actual results may differ from estimated amounts.

Foreign Currency Translation

Our company’s functional and reporting currency is the U.S. dollar. All transactions initiated in foreign currencies are translated into U.S. dollars in accordance with SFAS No. 52 “Foreign Currency Translation” as follows:

a)	monetary assets and liabilities at the rate of exchange in effect at the balance sheet date;

b)	non-monetary assets at historical exchange rates; and

c)	revenue and expense items at the average rate of exchange prevailing during the period.

Recent Accounting Pronouncements

Effective November 1, 2008, we adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. The adoption of SFAS 157 has not had any impact on our financial position, results of operations, or cash flows.

Effective November 1, 2008, we adopted Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value. The adoption of SFAS 159 has not had any impact on our financial position, results of operations, or cash flows.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

We have had no changes in or disagreements with our independent accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during our two most recently completed fiscal years and any subsequent interim period.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

Our directors and executive officers, their ages, positions held, and duration of such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Mark McLeary	President, Secretary, Treasurer, Chief Executive Officer and Director	44	January 9, 2006
Ezra Jimenez	Chief Financial Officer and Director	44	July 17, 2009

Business Experience

The following is a brief account of the education and business experience of our directors and executive officers during at least the past five years, indicating their principal occupations during the period, and the name and principal business of the organization by which they were employed.

Mark A. McLeary is our President, Secretary, Treasurer, Chief Executive Officer and our director and has served in those capacities since our inception. Mr. McLeary also served as our Chief Financial Officer from our inception to July 17, 2009. Mr. McLeary has been a certified financial planner since 1995 and a chartered financial planner since 1991. He has worked in the financial planning industry for over 19 years with an emphasis on investment and tax planning. Mr. McLeary is a member of the Financial Planners Standards Council of Canada and founded McLeary Capital Management, Inc. (“McLeary Capital”) in 1995. McLeary Capital provides retirement, tax and estate planning advice to individuals and corporations in British Columbia. Since 1995 Mr. McLeary, as the principal of McLeary Capital, has been responsible for managing approximately $40 million of clients’ investments. Mr. McLeary is currently the President, Chief Executive Officer and a director of Silver Sun Resource Corp., a public company listed on the TSX Venture Exchange in Canada. Mr. Mcleary has served in those capacities since the inception of Silver Sun on March 14, 2007.

Mr. McLeary devotes approximately 50% of his working time to our company.

Ezra Jimenez is our Chief Financial Officer and our director and has served in those capacities since July 17, 2009. Mr. Jimenez has a Master of Law and an MBA from ITAM, Mexico City, Mexico. For 20 years Mr. Jimenez was a partner of Cornejo, Mendez, Gonzalez & Duarte, S.C. (CMGD) of Mexico City where he assisted foreign companies in structuring mergers and acquisitions. Mr. Jimenez has specialized in various aspects of Mexican Law including arbitration and negotiations, mining law, and environmental law.

Currently, Mr. Jimenez is the Vice President, Operations and Chief Financial Officer of Yale Resources Ltd., a public company listed on the TSX Venture Exchange in Canada. He has served in that capacity for the past two years.

Mr. Jimenez devotes approximately 25% of his working time to our company.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the directors and officers described above.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors and executive officer have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

EXECUTIVE COMPENSATION

The following table shows the compensation received by our executive officer for the fiscal years indicated:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (4)	Non- Equity Incentive Plan Compensa- tion ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensa -tion ($)	Total ($)
Mark McLeary(1) President, Secretary, Treasurer, Chief Executive Officer and Former Chief Financial Officer	2008 2007	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil

(1)	Mark McLeary has been our president, secretary, treasurer and chief executive officer since January 9, 2006 and our chief financial officer from January 9, 2006 to July 17, 2009.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors from time to time. We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control.

Outstanding Equity Awards at Fiscal Year-End

As at October 31, 2008, we had not adopted any equity compensation plan and no stock, options, or other equity securities were awarded to our executive officer.

Aggregated Options Exercised in the Year Ended October 31, 2008 and Year End Option Values

There were no stock options exercised during the year ended October 31, 2008.

Repricing of Options/SARS

We did not reprice any options previously granted during the year ended October 31, 2008.

Director Compensation

We do not pay our directors any fees or other compensation for acting as directors. We have not paid any fees or other compensation to our directors for acting as a director to date.

Employment Contracts

We presently do not have any employment agreements or other compensation arrangements with Mr. McLeary. Generally, Mr. McLeary provides his services on a part-time basis without compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 21, 2009, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current director and executive officer. Each person has sole voting and investment power with respect to the shares of our common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of our common stock, except as otherwise indicated.

Title of Class	Name and Address	Number of Shares	Percentage of Class
	of Beneficial Owner	Beneficially Owned (1)	(2)
	Mark McLeary
Common Stock	400 - 409 Granville Street	5,810,000	59%
	Vancouver, British
	Columbia V6C 1T2, Canada
	Ezra Jimenez
Common Stock	400 - 409 Granville Street	0	0%
	Vancouver, British
	Columbia V6C 1T2, Canada
Common Stock	Directors and Officers as	5,810,000	59%
	a group (2 persons)
5% Stockholders
	Mark McLeary
Common Stock	400 - 409 Granville Street	5,810,000	59%
	Vancouver, British
	Columbia V6C 1T2, Canada

(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)	The percentage of class is based on 9,835,135 shares of common stock issued and outstanding as of August 21, 2009.

Changes in Control

We are unaware of any contract or other arrangement, the operation of which may at a subsequent date result in a change of control of our company.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
AND CORPORATE GOVERNANCE

Transactions with Related Persons, Promoters and Certain Control Persons

Other than as disclosed below, there has been no transaction, since our inception on January 9, 2006, or currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any of the following persons had or will have a direct or indirect material interest:

(i)	Any director or executive officer of our company;

(iii)	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;

(iv)	Any of our promoters and control persons; and

(v)	Any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the foregoing persons.

On January 13, 2006, we issued an aggregate of 5,500,000 shares of our common stock to Mark McLeary at a price of $0.001 per share for aggregate proceeds of $5,500. Mr. McLeary is our President, Secretary, Treasurer, Chief Executive Officer, former Chief Financial Officer, director and promoter, and a holder of approximately 59% of the issued and outstanding shares of our common stock.

On July 7, 2009, we entered into a property option agreement with Yale Resources Ltd. pursuant to which we acquired (effective July 9, 2009) a 50% undivided interest, and an option to acquire a further 30% interest in, the Dos Naciones Project Property, located in state of Sonora, Mexico. Ezra Jimenez, who has been appointed as our Chief Financial Officer and our director on July 17, 2009, is the Vice President, Operations and Chief Financial Officer of Yale Resources Ltd., a public company listed on the TSX Venture Exchange in Canada. He has served in that capacity for the past two years. See “Description of Business” for more information about the transactions between our company and Yale Resources Ltd.

Corporate Governance

Our audit committee is composed of our directors Mark McLeary and Ezra Jimenez. Our common stock is quoted on the OTC Bulletin Board, which does not have director independence requirements. Under NASDAQ rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation. One of our directors, Mark McLeary, is also our president, secretary, treasurer and chief executive officer. The other director, Ezra Jimenez is also our chief financial officer. As a result, we do not have any independent directors.

As a result of our limited operating history and limited resources, our management believes that we will have difficulty in attracting independent directors. In addition, we would be likely be required to obtain directors and officers insurance coverage in order to attract and retain independent directors. Our management believes that the costs associated with maintaining such insurance is prohibitive at this time.

WHERE YOU CAN FIND MORE INFORMATION

We are not required to deliver an annual report to our stockholders unless our directors are elected at a meeting of our stockholders or by written consents of our stockholders. If our directors are not elected in such manner, we are not required to deliver an annual report to our stockholders and will not voluntarily send an annual report.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such filings are available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

You may review a copy of the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E. Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.

2,110,270 Shares

Del Toro Silver Corp.

Common Stock

End of
Prospectus

August 21, 2009

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by our company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. The selling stockholders will bear no expenses associated with this offering expect for any broker discounts and commissions or equivalent expenses and expenses of the selling stockholders’ legal counsels applicable to the sale of their shares. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fees.

Securities and Exchange Commission registration fees	$5,000

Accounting fees and expenses	$5,000

Legal fees and expenses	$25,000

Transfer agent and registrar fees	$1,000

Miscellaneous expenses	$5,000

Total	$42,000

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that:

  a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

  a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

  to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

  by our stockholders;

  by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

  if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

  if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

  by court order.

Our articles of incorporation provide that we must indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of our company) by reason of the fact that he or she is or was a director of our company or is or was serving as a director, officer, employee or agent of another entity at the request of our company or any predecessor of our company against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) that he or she incur in connection with such action or proceeding.

Our bylaws also provide that we must indemnify our directors and officers to the fullest extent not prohibited by the Nevada Revised Statutes; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we must not be required to indemnify any director or officer in connection with any proceeding (or part of such proceeding) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by our board of directors, (iii) such indemnification is provided by our company, in its sole discretion, pursuant to the powers vested in our company under the Nevada Revised Statutes or (iv) such indemnification is required to be made by any court of competent jurisdiction. We also have power to indemnify our employees and other agents as set forth in the Nevada Revised Statutes.

RECENT SALES OF UNREGISTERED SECURITIES

On August 24, 2006, we issued 2,300,000 shares of our common stock to 21 purchasers at $0.01 per share pursuant to Regulation S of the Securities Act of 1933. The purchasers represented to us that they were not US persons, as defined in Regulation S, and that their intentions to acquire the securities was for investment only and not with a view toward distribution. We did not engage in a distribution of this offering in the United States and no general solicitation was made to the public and no advertising was conducted for the offering.

On October 31, 2006 we issued 950,000 shares of our common stock to 19 purchasers at $0.10 per share pursuant to Regulation S of the Securities Act of 1933. The purchasers represented to us that they were not US persons, as defined in Regulation S, and that their intentions to acquire the securities was for investment only and not with a view toward distribution. We did not engage in a distribution of this offering in the United States and no general solicitation was made to the public and no advertising was conducted for the offering.

On September 7, 2007, as part of the purchase price of the King Property claims, we issued 10,000 shares of our common stock to Carl von Einsiedel at a deemed value of $0.22 per share, pursuant to the terms of the King Property Agreement between our company and Carl von Einsiedel. On January 16, 2008, we issued 20,000 shares of our common stock to Carl von Einsiedel in lieu of cash payment of $9,760 required pursuant to the King Property Agreement. This agreement was subsequently terminated pursuant to the Termination Agreement dated effective October 31, 2008.

On June 30, 2009, we completed a private placement of 1,055,135 units at a price of $0.15 per unit to twenty offshore investors, with each unit consisting of one share of our common stock and one share purchase warrant, for gross proceeds of approximately $158,270. Each share purchase warrant entitles the holder thereof to purchase one additional share of our common stock at a price of $0.30 per share for a period of two years expiring on June 30, 2011. We issued the securities to twenty subscribers, each of whom represented that he, she or it was not a “U.S. person” (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933. We intend to use the proceeds of the offering to fund our exploration program and payments required to Yale Resources Ltd. under the Option Agreement.

EXHIBITS

Exhibit
Number	Description

3.1	Articles of Incorporation (incorporated by reference to an exhibit to our Form SB-2 Registration Statement, filed on January 22, 2007)

3.2

Articles of Merger filed with the Secretary of State of Nevada on July 24, 2009 dated effective July 28, 2009 (incorporated by reference to an exhibit to our Current Report on Form 8-K, filed on August 19, 2009)

3.3	Bylaws (incorporated by reference to an exhibit to our Form SB-2 Registration Statement, filed on January 22, 2007)

5.1*	Opinion of Clark Wilson LLP as to legal matters

10.1

Property Option Agreement between Candev Resource Exploration Inc. and Carl von Einsiedel dated August 25, 2006 (incorporated by reference to an exhibit to our Form SB-2 Registration Statement, filed on January 22, 2007)

10.2

Amended Property Option Agreement between Candev Resource Exploration Inc. and Carl von Einsiedel dated January 15, 2008 (incorporated by reference to an exhibit to our Current Report on Form 8-K, filed on January 16, 2008)

10.3

Termination Agreement and Mutual Release between Candev Resource Exploration Inc. and Carl von Einsiedel dated December 3, 2008 (incorporated by reference to an exhibit to our Current Report on Form 8-K, filed on December 12, 2008)

10.4	Letter of Intent between Del Toro Silver Corp. and Yale Resources Ltd. dated February 24, 2009 (incorporated by reference to an exhibit to our Quarterly Report on Form 10-Q, filed on June 18, 2009)

10.5

Amendment to Letter of Intent between Candev Resource Exploration Inc.and Yale Resources Ltd. dated March 11, 2009 (incorporated by reference to an exhibit to our Quarterly Report on Form 10-Q, filed on June 18, 2009)

10.6	Form of Subscription Agreement for the Private Placement Completed on June 30, 2009 (incorporated by reference to an exhibit to our Current Report on Form 8-K, filed on July 8, 2009)

10.7	Option Agreement dated July 7, 2009 between Yale Resources Ltd. and our company (incorporated by reference to an exhibit to our Current Report on Form 8-K, filed on July 15, 2009)

10.8	Subscription Agreement between Mark McLeary and Candev Resource Exploration Inc. (incorporated by reference to an exhibit to Schedule 13D filed on July 16, 2009)

14.1	Code of Ethics (incorporated by reference to an exhibit to our Quarterly Report on Form 10-QSB filed on September 19, 2007)

21.1	Subsidiary of Del Toro Silver Corp.: Minera Plata Del Toro S.A. de C.V., a Mexican corporation

23.1*	Consent of MacKay LLP, Chartered Accountants

23.2*	Consent of Clark Wilson LLP (included in exhibit 5.1)

23.3*	Consent of David J. Pawliuk, P. Geo.

99.1	Audit Committee Charter (incorporated by reference to an exhibit to our Annual Report on Form 10-K, filed on January 29, 2009)

*           Filed herewith

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4.      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, Province of British Columbia, Canada on August 21, 2009.

DEL TORO SILVER CORP.

/s/ Mark McLeary
By: Mark McLeary
President, Secretary, Treasurer, Chief Executive Officer and Director
(Principal Executive Officer)
Dated: August 21, 2009

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Mark McLeary
By: Mark McLeary
President, Secretary, Treasurer, Chief Executive Officer and Director
(Principal Executive Officer)
Dated: August 21, 2009

/s/ Ezra Jimenez
By: Ezra Jimenez
Chief Financial Officer and Director
(Principal Financial Officer and Principal Accounting Officer)
Dated: August 21, 2009